Exhibit 2.5
EXECUTION VERSION
AMENDMENT NO. 1 TO
MERGER PARTNER NOTEHOLDER AGREEMENT
     This Amendment No. 1 (this “Amendment No. 1”) to Merger Partner Noteholder Agreement (the “Noteholder Agreement”), dated as of May 1, 2008, among Critical Therapeutics, Inc., a Delaware corporation (“Public Company”), Cornerstone BioPharma Holdings, Inc., a Delaware corporation (“Merger Partner”), Cornerstone BioPharma, Inc., a Nevada corporation and a wholly owned subsidiary of Merger Partner (“Operating Company”), and Carolina Pharmaceuticals Ltd., a Bermuda Exempted Company (“Noteholder”) is entered into as of August 7, 2008. Terms that are used herein with initial capital letters and that are not otherwise defined shall have the meanings given to them in the Noteholder Agreement.
BACKGROUND
     Public Company, Merger Partner, Operating Company, and Noteholder (collectively, the “Parties”) previously entered into the Noteholder Agreement on May 1, 2008.
     The Parties desire to amend the Noteholder Agreement as described herein.
AGREEMENT
     NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:
     1. Effective as of July 22, 2008, Section 2 of the Noteholder Agreement is hereby deleted in its entirety and replaced with a new Section 2 that reads as follows:
     “2. Conversion or Exchange of Carolina Note.
     (a) Prior to the Effective Time, Noteholder shall surrender for cancellation the Carolina Note to Operating Company along with written instructions to Operating Company and Merger Partner to cancel the Carolina Note and issue shares of Merger Partner Common Stock in exchange for, at Noteholder’s option, all or a portion of the Carolina Note (but in an amount not less than the principal amount outstanding under the Carolina Note on the date of exchange) (such amount to be converted or exchanged, the “Purchase Amount”). Following receipt of the surrendered Carolina Note by Operating Company, Noteholder will, immediately prior to the Effective Time, be deemed to be the holder of record of the shares of Merger Partner Common Stock issuable with respect to the Purchase Amount (as calculated under Section 2(b)) , and Merger Partner will, immediately prior to the effective time, execute or cause to be executed and delivered to Noteholder a certificate or certificates representing such number of shares. If Noteholder chooses not to convert or exchange the entire amount of principal and accrued interest then outstanding under the Carolina Note, Operating Company will, concurrently with Merger Partner’s delivery of said stock certificate or certificates, deliver to Noteholder a new promissory note of like tenor evidencing the remaining outstanding amount of the Carolina Note not so converted or exchanged for shares of Merger Partner Common Stock. Upon surrender of the Carolina Note to Operating Company by Noteholder, all shares of Merger Partner Common Stock deliverable and issued hereunder will be duly authorized, duly and validly issued and outstanding, fully paid and nonassessable, and free from taxes, liens or charges.
     (b) Upon receipt of the written instructions from Noteholder pursuant to Section 2(a), Merger Partner shall, immediately prior to the Effective Time, issue to Noteholder in respect of the Purchase Amount a number of shares of Merger Partner Common Stock equal to (i) the quotient of (A) the Purchase Amount, divided by (B) the product of (1) $0.62 (which was the last reported sales price of Public Company’s common stock at the end of regular trading hours on The NASDAQ Global Market on April 30, 2008, the last trading day prior the date of the Merger Agreement) times (2) 2.3333 times (3) 43,479,198 (which was the number of outstanding shares of Public Company’s common stock on April 30, 2008) (such quotient, the “Noteholder Percentage”), multiplied by (ii) the sum of (A) the number of shares of Merger Partner Common Stock outstanding immediately prior to the conversion or exchange plus (B) the number of shares of Merger Partner Common Stock issuable upon exercise of Merger Partner Stock Options and Merger Partner Warrants outstanding immediately prior to the conversion or exchange, divided by (iii) the difference between one and the Noteholder Percentage.”
     2. The terms and conditions of the Noteholder Agreement shall continue in full force and effect except as modified by this Amendment No. 1.
[signature page follows]

[Signature Page to Amendment No. 1 to Merger Partner Noteholder Agreement]
     IN WITNESS WHEREOF, Public Company, Merger Partner, Operating Company, and Noteholder have caused this Amendment No. 1 to be signed by their respective officers thereunto duly authorized as of the Effective Date.

CRITICAL THERAPEUTICS, INC.

By: Name:	/s/ Trevor Phillips, Ph.D. Trevor Phillips, Ph.D.
Title:	President and Chief Executive Officer

CORNERSTONE BIOPHARMA HOLDINGS, INC.

By: Name:	/s/ Craig A. Collard Craig A. Collard
Title:	President and Chief Executive Officer

CORNERSTONE BIOPHARMA, INC.

By: Name:	/s/ Craig A. Collard Craig A. Collard
Title:	President and Chief Executive Officer

CAROLINA PHARMACEUTICALS LTD.

/s/ Craig A. Collard
Name:	Craig A. Collard
Title:	Chief Executive Officer